NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM PROVIDES PRODUCTION AND CAPITAL BUDGET GUIDANCE FOR 2008;
INCREASES 2009 PRODUCTION AND PROVIDES PRELIMINARY 2010 GUIDANCE

HOUSTON, Texas - February 19, 2008 - Ultra Petroleum Corp. (NYSE: UPL) today reported that the company’s Board of Directors’ approved the 2008 capital budget of $755.0 million, an increase from $714.5 million of capital spent in 2007.

Domestic production for 2008 is expected to grow approximately 18 - 22 percent to 135.0 - 140.0 Bcfe as compared to 114.4 Bcfe for 2007. All production growth is generated organically. In 2008, the company is planning a near doubling, from 2007 levels, of the number of delineation wells it expects to drill. As part of its five year 120 well delineation drilling plan, 26 will be drilled in 2008.

2008	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2008
Estimated Total Production (Bcfe)	31.0 - 32.0	31.0 - 32.0	34.5 - 36.0	38.5 - 40.0	135.0 - 140.0

At this time, Ultra is increasing its previous 2009 production guidance of 160.0 - 165.0 Bcfe to 170.0 - 175.0 Bcfe, targeting a 25 - 30 percent increase over 2008 at similar capital expenditures levels. In addition, the company is providing preliminary production guidance for 2010 of 200.0 - 205.0 Bcfe, targeting production growth of 18 - 21 percent. With more access anticipated in 2009, associated with the satisfactory conclusion of the SEIS/ROD process currently underway, these capital budget and production forecasts will be increased.

	2008	2009	2010
Estimated Total Production (Bcfe)	135.0 - 140.0	170.0 - 175.0	200.0 - 205.0

“In 2008, we expect to drill 240 gross (113 net) wells in Wyoming. But, more importantly, we will accelerate our delineation well drilling plans. It is extremely important for us to continue defining the Pinedale Field so we can get our arms around the actual size of the resource. We are planning 2008’s drilling program with about 20 percent of our net wells to be devoted to delineation,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “These wells cost more to drill and take longer, but are instrumental to resource expansion and key to value creation. We look forward to more reserves and more value at year-end 2008,” added Watford.

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2008 Guidance

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming—the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,313,738 shares outstanding on January 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at http://www.sec.gov.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2008 Guidance